Exhibit 10.32

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

MOHAMMAD ALI., PE, LEED AP
ASSOCIATE PARTNER

MEP Design Services
Continued Due Diligence for Niagara Data Center Expansion
Blockfusion
5380 Frontier Avenue
Niagara Falls, NY
Opp. No. 2025-10-11051

September 25, 2025

Kant Trivedi
Chief Operations Officer
Blockfusion
[***]

Dear Kant:

In accordance with your request, we herewith submit our proposal for mechanical, electrical, plumbing and fire protection (MEP/FP) professional engineering services for the subject project.

Section 1. PROJECT DESCRIPTION AND SCOPE

A.	JB&B undertook an initial reposition and expansion effort for Blockfusion at their existing Data Center at the subject location. Based on the results of this initial effort, Blockfusion has requested continued support from JB&B for the following:

1.	Assisting Blockfusion and Gensler to prepare a Concept Design deck for use with potential investors.

2.	Reviewing alternate schemes for expansion to adjacent properties (i.e., Blockfusion purchasing an adjacent thirty-eight [38]-acre lot).

a.	As part of this effort, we will need to evaluate alternate locations for an electric service yard, generators, air-cooled chillers, UPS systems, miscellaneous MEP support infrastructure, etc.

3.	CFD modeling to validate the design of the air-cooled chillers based on site constraints.

4.	Continue to provide support for the 115 kV service that is being requested to accommodate a 150 MW Data Center with the utility company, inclusive of developing one-lines, load matrices, site plans, GIS substation layouts, etc.

Section 2. SCHEDULE

A.	The project scope of this proposal commenced at the conclusion of the initial due diligence in April 2025, and will continue to proceed until a design is selected or this timecard fee estimate has been exhausted.

Section 3. SCOPE OF ADDITIONAL SERVICES

A.	As authorized by you, we will perform the following Additional Services:

1.	MEP design services beyond a high-level conceptual report and spatial/rendering support of Gensler.

2.	Any other services we mutually deem necessary.

Section 4. EXCLUDED SERVICES

A.	For this continued due diligence effort, there will not be any Structural, Acoustical, Expediting, etc., Consultants. Our focus will be solely MEP/FP high-level concept design, space planning and utility support as outlined above.

B.	Zoning and environmental analysis to confirm the viability of the development would be performed by another firm as part of scope of work direct to Blockfusion.

C.	Pricing of the high-level designs will be addressed by Blockfusion or an estimating firm of your choice.

Section 5. FEES

A.	We will be compensated for our services on the following basis:

1.	For the scope of services outlined in Sections 1 and 2, we will be paid on a time basis per the rate schedule hereinbelow against an agreed-upon, not-to-exceed fee of [***].

2.	Additional Services as described in Section 3 above will be billed on a mutually agreed lump sum fee basis or on a time basis in accordance with the following rate schedule:

Title	Billing Rate Per Hour
Partners	$	[***]
Associate Partners	$	[***]
Directors	$	[***]
Senior Associates	$	[***]
Associates	$	[***]
Senior TAB Specialists	$	[***]
Senior Project Engineers	$	[***]
Senior Project Managers	$	[***]
Project Managers	$	[***]
Project Engineers	$	[***]
BIM Manager	$	[***]
Senior Engineers	$	[***]
Engineers	$	[***]
BIM Specialists	$	[***]
TAB Technicians	$	[***]
Senior Designers	$	[***]
Spec Writers	$	[***]
Designers	$	[***]

3.	The above rate schedule will apply through [***]. After this date, the rates used for all time-based services will be as per the current rate schedule in effect at the time the services are rendered.

B.	Reimbursables

1.	We will be paid for all reproductions at our standard billing rates for providing CAD plots, including all documents forwarded to us by electronic means (email, web server, FTP site, etc.), black-and-white prints, photocopies, printouts and the like, and for delivery services.

2.	If requested, we will set up a hosted FTP site for the posting of read-only electronic copies of our Contract Documents. We will be paid at standard billing rates for monthly service charges associated with this site as well as for our time spent on administration of the site.

3.	We will be paid our direct costs for the following expenses:

a.	Any express delivery services (FedEx, D&M, DHL, USPS Express Mail, etc.) and outside delivery services.

b.	Any special reproductions (color, photographic, etc.).

C.	Payment Schedule

1.	For the above lump sum fee work, we will be paid equal monthly payments prorated over the specific project phase in accordance with the actual schedule developed for the particular phase.

2.	All bills shall be paid within thirty (30) days of mailing. Amounts unpaid thirty (30) days after the invoice date will bear interest at the rate of [***] of the unpaid balance per month.

Section 6. TERMS AND CONDITIONS OF AGREEMENT

A.	Our proposal is based upon the following conditions, or, if a Master Services Agreement will be required, having the following terms included in the Master Agreement and our Agreement for Engineering Services:

1.	Standard of Care: JB&B (the “Engineer”) will perform the services set forth in this Proposal (“Services”) consistent with the current, professional skill and care ordinarily practiced by firms providing similar services as the Engineer in the same or similar locality under the same or similar circumstances (the “Standard of Care”). The Engineer will exercise the Standard of Care to perform services in accordance with local laws, and building codes and similar codes, rules, regulations and ordinances which are applicable to the Engineer’s Services and in effect at the time the Engineer performs its Services (collectively, the “Legal Requirements”). Your firm (the “Client”) acknowledges that the meaning of Legal Requirements is not always free from ambiguity. Accordingly, interpretations of the Legal Requirements which are consistent with the Standard of Care will satisfy the Engineer’s obligations hereunder. Regardless of any other term or condition of this Proposal or otherwise, the Engineer makes no guarantee or warranty, express or implied, of any sort. Nothing contained in this Proposal or otherwise shall increase or require the Engineer to exceed the Standard of Care or establish a fiduciary relationship between the Client and the Engineer.

2.	Schedule: The Engineer will not be responsible for and will not have any liability for any delays caused by factors outside of the Engineer’s reasonable control. If the Engineer’s ability to meet any of the Engineer’s specific milestone dates set forth in this Proposal or providing Construction Administration services is adversely affected by factors outside of the Engineer’s reasonable control including, but not limited to, delays caused by the Client, others and any Force Majeure Events (as defined below), including accessibility limitations to the project site and/or requirements such as social distancing and other safety precautions, or by any government or other regulatory or quasi-governmental authority or agency having jurisdiction over the Engineer or the Project, then such milestone date will be extended to account for such delay and the Engineer’s fee equitably adjusted. The foregoing is not an exhaustive list, and this provision is intended to excuse performance in the event the Engineer is unable to perform any material term(s) for reasons beyond its control. A Force Majeure Event shall include but shall not be limited to any cause or delay outside of the Engineer’s control, including but not limited to, acts of nature (including without limitation fire, flood, earthquake, storm, hurricane or other similar occurrence), unusually severe weather, war, invasion, explosions, acts of foreign combatants, terrorists acts, military or other usurped political power or confiscation, nationalization, government sanction or embargo, labor disputes of third parties to this Proposal, strikes, riots, changes of applicable law, public health-related incidences (including without limitation serious illness, disease, virus, plague, epidemic, pandemic, contagion, quarantine restrictions, declaration or public health emergency or other similar occurrence), the prolonged failure of electricity or other vital utility service or any public enemy acts mandated by applicable laws, regulations or orders, whether valid or invalid, of any governmental body or agency.

3.	Client Representations: The Client will provide full information regarding the requirements for the Project. The Engineer will be entitled to rely upon the accuracy and completeness of such information, including, without limitation, the information and services provided by, through and/or on behalf of the Client, the Client’s other consultants and independent contractors. The Client or such authorized representative of the Client shall render decisions in a timely manner pertaining to information and documents submitted by the Engineer in order to avoid unreasonable delay in the orderly and sequential progress of the Engineer’s services. The Client will comply with all applicable laws including, without limitation, laws pertaining to the privacy and security of information and data.

4.	Liability for Consultants: The Engineer will not be responsible to the Client or any third parties for errors, omissions or other defaults of any other design professional rendering any other services, including, without limitation, design, engineering, cost estimating or other services for the benefit of the Client or the Project, whether retained by the Engineer or by the Client. The Engineer’s sole liability in connection with the services of Consultants will be to coordinate the Engineer’s portion of the Instruments of Service consistent with the Standard of Care. The Client will require Consultants or Design-Build Contractors retained by the Client to coordinate their services and documents with the Engineer’s Instruments of Service and those of any Consultants retained by the Engineer.

5.	Site Conditions: The Client shall provide a safe working environment for the Engineer’s personnel performing services at the site referenced in this proposal. The Client shall fully disclose to the Engineer information pertaining to any existing conditions at the site or any conditions that may affect the Engineer’s ability to perform the Engineer’s services and the Client shall be responsible for all costs and/or expenses incurred by the Engineer because of such conditions. In the event the Client fails to provide a safe working environment, it hereby agrees, to the fullest extent permitted by law, to defend, indemnify, and hold the Engineer harmless and pay all legal and related costs and expenses of the Engineer in connection with any claims brought by any party against the Engineer arising from or out of the failure of the Client to provide a safe working environment. The Client further agrees to reimburse the Engineer for all costs, expenses and attorney’s fees incurred in pursuing or enforcing this indemnity.

6.	Existing Conditions: Inasmuch as the remodeling and/or rehabilitation of an existing building requires that certain assumptions be made regarding existing conditions, and because some of these assumptions may not be verifiable without expending additional sums of money or destroying otherwise adequate or serviceable portions of the building, the Client agrees that, except for the Engineer’s negligence, the Client will hold the Engineer harmless from any claims arising out of the assumptions made regarding existing conditions.

7.	Asbestos and Hazardous Waste: The Engineer shall have no responsibility for the discovery, presence, handling, removal, remediation, disinfection, or disposal of or exposure of persons to hazardous materials in any form in connection with the Project, including, but not limited to, asbestos, asbestos products, polychlorinated biphenyl (PBC), bacteria, virus, disease, undesirable organisms, environmental pollutants, mold, fungi, lead-based paints or other similar materials or other toxic substances, infectious materials or contaminants (“Hazardous Materials”). To the fullest extent permitted by law, Client shall hold harmless, defend and indemnify the Engineer and its Consultants and each of their partners, officers, directors, shareholders, principals, members, employees, affiliates, heirs, successors and assigns from any and all liability, loss, damages, costs and expenses, including reasonable attorney’s fees and disbursements, which any of them may at any time sustain or incur by reason of any demands, claims, causes of action, or legal proceedings arising out of or in connection with Hazardous Materials at the project site.

8.	Ownership of Documents: All information including without limitation plans, drawings, specifications, sketches, reports and documents that the Engineer produces and/or prepares are instruments of service of the Engineer (“Instruments of Service”) and will remain the Engineer’s property and are to be used solely in connection with the Project for which such Instruments of Service were prepared.

The Project is the property of the Client, and the Engineer may not use the Instruments of Service for any purpose not relating to the Project without the Client’s consent. Upon completion of the work or any earlier termination of the engagement the Engineer will provide to Client reproductions of the Instruments of Services. All such reproductions shall be the property of the Client, who may use them without the Engineer’s permission for any proper purpose relating to the Project, including, but not limited to, additions to or completion of the Project, provided that the Instruments of Service and any reproductions thereof are to be used solely in connection with the Project for which they were prepared.

Notwithstanding any provision or term to the contrary, (i) the Client’s rights in and the Engineer’s obligations with respect to the Instruments of Service are conditioned on and subject to the Engineer’s receipt of all undisputed amounts due to Engineer under this Agreement, and (ii) Engineer shall retain all statutory and reserved rights, title and interest, including copyright, to Engineer’s typical or standard design details, depictions, processes, systems, instructions and specifications regularly issued by Engineer in the course of its engineering practice.

The Client agrees to hold harmless, defend and indemnify the Engineer and its Consultants from any and all liability, loss, damages, costs and expenses, including reasonable attorneys’ fees, which any of them may at any time sustain or incur by reason of any demands, claims, causes of action, or legal proceedings arising out of or in connection with any use of the Engineer’s Instruments of Service without the Engineer’s participation and/or involvement in the Project. The Client agrees that all services that the Engineer furnishes to the Client that are not paid for will be returned and will not be used for any purpose.

9.	Insurance: Upon the request of the Client, the Engineer shall supply Client with a certificate of insurance evidencing professional liability (errors and omissions) insurance with limits of Two Million Dollars ($2,000,000.00) per claim and in the aggregate; and commercial general liability insurance with limits of One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) in the aggregate. The Client will name the Engineer as an additional insured on the Client’s general liability and excess/umbrella policies. No term or condition of this Proposal or otherwise shall be enforceable against the Engineer unless covered by the Engineer’s professional liability insurance. The Client, on behalf of itself, its successors, assigns, insurers, sureties and any other person claiming by, for or through the Client by virtue of any payment made to or on behalf of the Client, hereby waives all rights of subrogation arising out of this Proposal or any services performed hereunder.

10.	Mutual Indemnification: The Engineer agrees to indemnify and hold the Client harmless from and against direct damages, liabilities, losses, costs and expenses (including reasonable attorneys’ fees) arising from third-party claims to the extent such claims are caused by the negligent acts, errors or omissions of the Engineer, its Consultants, or anyone for whose acts either of them may be legally liable. The Client agrees to indemnify and hold the Engineer harmless from and against direct damages, liabilities, losses, costs and expenses (including reasonable attorneys’ fees) to the extent caused by the negligent acts, errors or omissions of the Client, its Contractors or Consultants, or anyone for whose acts any of them may be legally liable.

11.	Energy Performance Indemnification: The Client, recognizing the unknown and uncontrollable factors and conditions that affect energy consumption agrees, to the fullest extent permitted by law, to release and defend, indemnify, and hold harmless the Engineer and its subconsultants, if any, from and against any and all claims, damages, disputes, losses, fines, penalties, assessments, costs and expenses (including reasonable attorney’s fees and all other such costs, expenses and disbursements) arising from or resulting from the failure of the building, project, and/or systems to comply with any Laws or otherwise governing the emission requirements and/or limits of any building, project and/or systems.

12.	Client Certification: The Client shall make no claim (directly, in the form of a third-party action or claim, or otherwise) against the Engineer, unless the Client has first provided the Engineer with a written certificate, executed by an independent engineer, licensed in the state in which the project is located, specifying and certifying each and every act or omission that the Engineer contends constitutes a violation of the Standard of Care. Such certification shall be provided to the Engineer thirty (30) calendar days prior to the presentation of any claim or the institution of any proceeding by the Client.

13.	Limitations on Liability

a.	The Engineer’s total aggregate liability for all damages in connection with the Project, the Services and/or this Proposal will not exceed the available proceeds of the Engineer’s professional liability insurance required to be maintained by the Engineer under this Proposal in connection with this Project at the time any claim is finally adjudicated or otherwise settled.

b.	None of the Engineer’s officers, shareholders, directors, members, managers, partners, principals or employees will have personal liability hereunder.

14.	Waiver of Damages: It is expressly agreed that both the Client and Engineer waive any and all incidental, indirect, special, exemplary, punitive or consequential damages for claims, disputes or other matters in question arising out of or relating to the Project and/or this Proposal including, without limitation, fines, penalties, assessments, wasted management time, loss of opportunity, loss of profit or financing, loss of investment, loss of product or production, cost of replacement, or business interruption even if advised of the possibility of such damages. In no event will the Engineer be liable for any impairment, inability to use or loss, damage corruption or recovery of data, or breach of data or systems security. This waiver is applicable, without limitation, to any and all consequential damages due to either the Client’s or Engineer’s termination of this Proposal.

15.	Termination: Either party may terminate this Proposal upon fourteen (14) days’ written notice should the other party fail substantially to perform in accordance with the terms of this Proposal through no fault of the party initiating the termination with an opportunity to cure within such fourteen (14) day period. If the Engineer does not receive monthly payments in accordance with this Proposal, and such failure is not cured by the Client within such fourteen (14) day period, such failure will be considered substantial nonperformance and cause for termination or, at the Engineer’s option, cause for suspension of performance of services under this Proposal. The Engineer will have no liability for any delay or damage caused to the Client because of such suspension or termination of services. In the event this Proposal is terminated for any reason, the Engineer shall be paid for all services performed and reimbursable expenses incurred (including demobilization fees) through the effective date of such termination. In the event of a suspension, if services are resumed, the Engineer will be paid all sums due prior to suspension, including any expenses incurred in the interruption and resumption of the Engineer’s services and the Engineer’s fees for the remaining services and the time schedules will be equitably adjusted.

16.	Assignment; Subcontracting: This Agreement will not be assigned by either party without the prior written consent of the other party, except that the Engineer may assign or transfer its interest in this Agreement to an affiliated, sister, related or other entity of the Engineer’s group of companies, including, but not limited to, Jaros, Baum & Bolles, Inc., provided the Client is given prior notice of such assignment. Changes in the firm’s membership of one or more Partners will not constitute an assignment. The Engineer will not subcontract its services without the prior written consent of the Client, which consent shall not be unreasonably withheld, except that the Engineer may subcontract its non-engineering services.

17.	Publicity: The Client agrees to credit the Engineer by name in all publicity involving the Project. The Engineer reserves the right to use the Client’s name and presentation drawings, models and images of the Project for the Engineer’s marketing, promotional and business development purposes. The Engineer will, however, reveal specific project information to the public only with the Client’s prior approval.

18.	Material Terms: The Client agrees that this Proposal contains all material and essential terms regarding this agreement with respect to the Project. If Client requires a different form of agreement, it is agreed by Client that this Proposal will control the agreement concerning the services being provided with respect to the Project until such time as a formal agreement is fully executed.

19.	Conflicts: In the event of any conflicts or inconsistencies between the terms and conditions this Proposal and the terms and conditions of any other agreement, document, schedule, exhibit or otherwise, the terms and conditions of this Proposal shall govern.

20.	Governing Law and Venue: This Proposal shall be governed by the laws of the State of New York. The venue of any disputes between the parties to this Proposal shall be in the state or federal courts located in the County of New York in the State of New York. The parties hereby waive any right each may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in the jurisdiction specified in this paragraph. Any dispute that cannot in good faith be resolved by a meeting between the authorized principals of the parties shall, at the request of the Engineer, be submitted to mediation as a condition precedent to litigation. The mediation shall be held in the State of New York, in the County of New York.

21.	Engineer’s Testimony and/or Production of Records: If the Engineer is called upon by the Client, or subpoenaed by any other person, to testify or produce records in an action at law, equity, arbitration, or in a pre-trial hearing or conference, as to any work performed by anyone in connection with the Project, the Engineer shall be paid by the Client for all time spent while testifying and preparing therefor and producing such records in accordance with the hourly rates set forth in this Proposal.

22.	Non-Solicitation: The Client agrees that during the term of this engagement and for a period of one (1) year thereafter, it will not, without the prior written consent of Engineer, employ, engage, recruit, induce, solicit, or attempt to solicit, for employment or engagement, directly or indirectly any of the Engineer’s employees or personnel (the “Covenant”). The Client acknowledges and agrees that it would be impossible for the Engineer to calculate at this time the damages that the Engineer would suffer in the event of a breach by the Client of the Covenant. Accordingly, the Client and the Engineer agree that, if the Client breaches the Covenant, the Client shall pay as liquidated damages to the Engineer an amount equal to [***] of the total compensation paid by the Engineer to the employee for the previous 12 months or employees of the Engineer hired in breach of this Covenant. The Client agrees that such amount is reasonable compensation to the Engineer for breach of the Covenant due to the time and money the Engineer has invested in the training and developing of such employee. Such liquidated damages are to be paid to the Engineer by the Client no later than the date on which the Engineer’s former employee or employees commence employment or undertake consultation duties with the Client or with a third party. This Agreement with respect to liquidated damages shall in no way prevent the Engineer from obtaining injunctive relief.

23.	Severability: In the event that any term or provision, or part thereof, of this Proposal is held to be illegal, invalid or unenforceable under the law, regulations or ordinances of any federal, state or local governments to which this Proposal is subject, such term of provision, or part thereof, shall be deemed severed from this Proposal and the remaining term(s) and provision(s) shall remain unaffected thereby. No waiver or default hereunder shall be construed as a waiver of any subsequent breach. There shall be no waiver or modification of this Proposal except in writing and signed by the parties.

24.	Third-Party Beneficiaries: Nothing contained in this Proposal or otherwise shall create a contractual relationship with or a cause of action in favor of a third party against either the Client or the Engineer.

We believe the above is consistent with your requirements in conjunction with the project. We appreciate your considering us for the work on this project and look forward to its successful completion.

Your written acceptance in the space provided below will constitute a Contract between us.

Very truly yours,

JAROS, BAUM & BOLLES

CONSULTING ENGINEERS, LLP

/s/ Mohammad Ali

Mohammad Ali, PE, LEED AP

Associate Partner

MA:nr

cc:	(1) W. J. Mehl, Jr.

(1) R. A. Downward

(1) A. Popinara

(1) Accounting

ACCEPTED:	/s/ Kant Trivedi	DATE:	October 17, 2025

r:\projects\00007.0.bids and proposals\5380 frontier avenue (niagara falls_ny)\blockfusion\2025-09-25_blockfusion niagara continued due diligence_trivedi_ma-nr.docx